EXHIBIT 99

     ITEMS 2 AND 5 OF THE COMPANY'S CURRENT REPORT ON FORM 8-K
           FILED APRIL 15, 1998, FILE NO. 1-12139


ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS.

     On March 31, 1998, the Registrant, a Delaware corporation formerly known as W. R. Grace & Co., and Sealed Air Corporation
(US), a Delaware corporation formerly known as Sealed Air Corporation ( Sealed Air ), completed a series of related transactions as a result of which:

     (1) the Registrant s specialty chemicals business was separated from its packaging business, the packaging business was contributed to one wholly owned subsidiary ( Cryovac ), and the specialty chemicals business was contributed to another wholly owned subsidiary ( New Grace ), pursuant to a Distribution Agreement dated as of March 30, 1998 among the Registrant, W. R. Grace & Co.-Conn. ( Grace-Conn. ) and New Grace;

     (2) the Registrant and Cryovac borrowed approximately $1.259 billion under the New Credit Agreements (as defined below) and transferred substantially all of those funds to New Grace and Grace-Conn. (the Cash Transfer ); a portion of the Cash Transfer was used by New Grace and Grace-Conn. to repay substantially all of Grace-Conn. s outstanding debt, certain of which was guaranteed by the Registrant;

     (3) the Registrant distributed all of the outstanding shares of common stock of New Grace to the Registrant s stockholders;

     (4) the Registrant recapitalized its outstanding shares of common stock into a new common stock and Series A convertible preferred stock (the Recapitalization ); and

     (5) a subsidiary of the Registrant merged into Sealed Air with Sealed Air being the surviving corporation (the Merger ), pursuant to an Agreement and Plan of Merger dated as of August 14, 1997 among the Registrant, Sealed Air, and a subsidiary of the Registrant (the Merger Agreement ).

     The Merger and the related transactions described above were approved by the Registrant s stockholders at a special meeting held on March 20, 1998, and the Merger was approved by Sealed
Air s stockholders at a special meeting held on March 23, 1998. As a result of these transactions, New Grace became a separate publicly owned corporation named W. R. Grace & Co., and the Registrant, which now operates the businesses of Sealed Air and Cryovac, was renamed Sealed Air Corporation. As used in this Form 8-K, New Sealed Air refers to the Registrant after giving effect to the Merger.

     In the Recapitalization, the outstanding shares of the Registrant s common stock were converted into 40,647,803 shares of new common stock and 36,000,000 shares of Series A convertible preferred stock. On a per share basis, each share of the Registrant s common stock outstanding on March 31, 1998 was converted into the right to receive 0.536 of a share of new common stock and 0.475 of a share of Series A convertible preferred stock. In addition, outstanding options to purchase common stock of the Registrant that were held by Cryovac's employees were converted into options to purchase approximately 489,307 shares of the Registrant s common stock.

     Pursuant to the Merger Agreement, each of the 42,624,246
shares of Sealed Air s common stock outstanding on March 31, 1998 was converted into the right to receive one share of the Registrant s new common stock.

     As a result of these transactions, the Registrant s former stockholders received, in the aggregate, approximately 63% of the capital stock of the Registrant, and the former Sealed Air stockholders received the remaining 37%.

     The Registrant has appointed First Chicago Trust Company of New York (the Exchange Agent ) to serve as Exchange Agent with respect to the shares issued in the Recapitalization and the Merger. The Exchange Agent has mailed to each stockholder of record of the Registrant s common stock outstanding on March 31, 1998 a letter of transmittal and instructions for surrendering their common stock certificates for shares of the Registrant s new common and Series A convertible preferred stock. No fractional shares of the Registrant s new common or Series A convertible preferred stock will be issued. Instead, the Exchange Agent will distribute to the Registrant s stockholders otherwise entitled to receive such fractional shares the pro-rata cash proceeds realized from a sale of those shares in the open market, net of sales expenses.

     The terms and conditions of the Merger Agreement, the Distribution Agreement and related agreements were determined through negotiations among the parties thereto as described under
the heading  The Reorganization and Merger   Background  in the
Joint Proxy Statement/Prospectus dated February 13, 1998 (the
 Joint Proxy Statement/Prospectus ), which was filed by the Registrant with the Securities and Exchange Commission (the
 SEC ) on the same date as part of the Registrant s Registration Statement on Form S-4 (Registration No. 333-46281).

     The separation of the Registrant s specialty chemicals and packaging businesses, the spinoff of New Grace, the Recapitalization and the Merger, as well as the principal terms of the Merger Agreement, the Distribution Agreement and related agreements, are described under the heading The Distribution and Merger Agreements in the Joint Proxy Statement/Prospectus, which description is incorporated herein by reference. The Merger Agreement, filed with the SEC as Exhibit 2.1 to the Registrant s Form 8-K on August 18, 1997, and the Distribution Agreement, attached as Exhibit 2.2 hereto, are incorporated herein by reference, and the description of their terms herein is qualified in its entirety by reference to the said agreements.

     Prior to the Merger, Sealed Air was an independent, publicly owned global manufacturer of a wide range of protective and specialty packaging materials and systems, and Cryovac was operated as a division of Grace-Conn. The Registrant intends to integrate the businesses of Sealed Air and Cryovac to achieve operating efficiencies. However, specific decisions regarding the steps to be taken to integrate the two businesses have not yet been made.

     In connection with the transactions described above, the Registrant entered into a five-Year Credit Agreement and a 364-Day Credit Agreement (together, the New Credit Agreements ), each dated as of March 30, 1998, with a syndicate of banks (the Banks) arranged by ABN AMRO Bank N.V., Bankers Trust Company, Bank of America National Trust and Savings Association and NationsBank, N.A. (the Agent Banks ). The initial borrowings of $1.259 billion under the New Credit Agreements provided the funds needed for the Registrant and Cryovac to make the Cash Transfer and to pay certain fees and expenses related to the Merger and related transactions. All loans outstanding under the New Credit Agreements are guaranteed by the Registrant s material domestic subsidiaries, including Sealed Air and Cryovac.

     The principal terms of the New Credit Agreements are described under the heading The New Credit Agreements in the Joint Proxy Statement/Prospectus, which description is incorporated herein by reference. The New Credit Agreements are attached as exhibits hereto and are incorporated herein by reference. The description herein of their terms is qualified in its entirety by reference to the New Credit Agreements.

     The foregoing discussion is qualified in its entirety by reference to the Merger Agreement, the Distribution Agreement, the Employee Benefits Allocation Agreement, and the Tax Sharing Agreement that are filed as exhibits hereto and are incorporated herein by reference.

ITEM 5.   OTHER EVENTS.

     Following the completion of the transactions described in
Item 2 of this Form 8-K, the Board of Directors of the Registrant
(the New Sealed Air Board ) took various actions, certain of which are described below.

     In accordance with the Merger Agreement, four outside directors of the Registrant immediately prior to the Merger (Hank Brown, Christopher Cheng, Virginia A. Kamsky and John E. Phipps) became directors of New Sealed Air and elected as additional directors the seven individuals who were serving as directors of Sealed Air immediately prior to the Merger (John K. Castle, Lawrence R. Codey, T. J. Dermot Dunphy, Charles F. Farrell, Jr., David Freeman, Alan H. Miller and Robert L. San Soucie). In addition, the New Sealed Air Board elected T. J. Dermot Dunphy, the Chairman and Chief Executive Officer of Sealed Air, as its Chairman.

     The Registrant s Board appointed the following persons to serve as the officers of the Registrant:

          Name                          Position

          T. J. Dermot Dunphy           Chief Executive Officer
          William V. Hickey             President and Chief
                                         Operating Officer
          J. Gary Kaenzig, Jr.          Executive Vice
                                         President
          Bruce A. Cruikshank           Senior Vice President
          Robert A. Pesci               Senior Vice President
          Jonathan B. Baker             Vice President
          James A. Bixby                Vice President
          Leonard R. Byrne              Vice President
          Mary A. Coventry              Vice President
          Jean-Luc Debry                Vice President
          Paul B. Hogan                 Vice President
          James P. Mix                  Vice President
          Abraham N. Reichental         Vice President
          Horst Tebbe                   Vice President - Finance
                                         and Chief Financial
                                         Officer
          Alan S. Weinberg              Vice President
          Jeffrey S. Warren             Controller
          H. Katherine White            Secretary
          Linda B. Massengill           Assistant Secretary
          Barbara A. Pieczonka          Assistant Secretary

     Each of these individuals except for Messrs. Kaenzig, Weinberg and Byrne was an officer of Sealed Air prior to the Merger. Prior to the Merger, Mr. Kaenzig was a Senior Vice President of the Registrant and President of the Registrant s packaging business, and Messrs. Weinberg and Byrne were executives of the Registrant s packaging business.

     In connection with the Merger, the Registrant s stockholders approved an Amended and Restated Certificate of Incorporation (the New Sealed Air Charter ). The New Sealed Air Charter is substantially identical to the certificate of incorporation of Sealed Air, except as described under the heading The New Sealed Air Charter in the Joint Proxy Statement/Prospectus, which description is incorporated herein by reference, and except for three Supermajority Provisions contained in the Registrant s certificate of incorporation, which are also described therein. The Registrant sought the approval of its stockholders to repeal these Supermajority Provisions in connection with their approval of the Merger. However, the Registrant was unable to obtain the approval of stockholders owning at least 80% of the outstanding shares of its common stock, so the Supermajority Provisions remain in force. The Registrant intends to continue to seek stockholder approval of the repeal of the Supermajority Provisions.

      The New Sealed Air Board has also adopted Amended and Restated By-laws (the New Sealed Air By-laws ). The New Sealed Air By-laws are substantially the same as the Sealed Air By-laws except as required to reflect the Supermajority Provisions and the Series A convertible preferred stock.

     A summary of the principal differences between the rights of stockholders of the Registrant and Sealed Air prior to the Merger and the rights of stockholders of New Sealed Air after the Merger is provided under the heading "Comparison of Stockholders Rights" in the Joint Proxy Statement/Prospectus, which summary is incorporated herein by reference. The New Sealed Air Charter and New Sealed Air By-laws are attached as Exhibits 3.1 and 3.2, respectively, hereto and incorporated herein by reference, and the description of their terms herein is qualified in its entirety by reference to these documents.